Exhibit 3.1

Control Number : 0110597

STATE OF GEORGIA

Secretary of State

Corporations Division

313 West Tower

2 Martin Luther King, Jr. Dr.

Atlanta, Georgia 30334-1530

CERTIFICATE OF AMENDMENT

I, Brad Raffensperger, the Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office that

FIDELITY NATIONAL INFORMATION SERVICES, INC.

a Domestic Profit Corporation

has filed articles/certificate of amendment in the Office of the Secretary of State on 07/31/2019 and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles/certificate of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on 07/31/2019.

Brad Raffensperger Secretary of State

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FIDELITY NATIONAL INFORMATION SERVICES, INC.

FIDELITY NATIONAL INFORMATION SERVICES, INC., a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:

1. The name of the corporation is Fidelity National Information Services, Inc. (the “Corporation”).

2. Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, these Articles of Amendment amend the Amended and Restated Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”). (These Articles of Amendment are hereinafter referred to as this “Amendment.”) The amendment to the Articles of Incorporation that is included in this Amendment was duly approved and adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on July 24, 2019.

3. The Articles of Incorporation are hereby amended by amending the first sentence of Article II of the Articles of Incorporation to increase the number of shares of Common Stock, par value of $.01 per share, authorized for issuance to Seven Hundred and Fifty Million (750,000,000) shares. The first sentence of Article II of the Articles of Incorporation shall hereafter read in its entirety as follows:

“The Corporation shall have authority to issue Nine Hundred and Fifty Million (950,000,000) shares, of which Seven Hundred and Fifty Million (750,000,000) shall be designated “Common Stock” and have a par value of $.01 per share and Two Hundred Million (200,000,000) shares shall be designated “Preferred Stock” and have a par value of $.01 per share.”

[Signature appears on following page.]

IN WITNESS WHEREOF, Fidelity National Information Services, Inc. has caused these Articles of Amendment to be executed by the undersigned duly authorized officer on July 31, 2019.

Fidelity National Information Services, Inc.

By:	/s/ Marc M. Mayo
	Name:	Marc M. Mayo
	Title:	Corporate Executive Vice President and
Chief Legal Officer

2019 JUL 31 AM 8:02 SECRETARY OF STATE CORPORATIONS DIVISION

[Signature Page to Amendment to Articles of Incorporation of Fidelity National Information Services, Inc.]